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                                                                   Exhibit 8(b)



                  [Letterhead of Morgan, Lewis & Bockius LLP]



                                                          __________  ___, 2002


Intelligent Systems Software, Inc.
6405 Congress Avenue
Boca Raton, FL 33487


Ladies and Gentlemen:

Pursuant to the Merger Agreement dated as of February 15, 2002 (the "Agreement") by and among Howtek, Inc., a Delaware corporation ("Howtek"), ISSI Acquisition Corp., a Delaware corporation and wholly-owned merger subsidiary of Howtek ("Merger Sub"), and Intelligent Systems Software, Inc., a Florida corporation ("ISSI"), ISSI is to merge with and into Merger Sub, with Merger Sub surviving (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to ISSI in connection with the Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the "Documents"):

1.      The Agreement;

2. The registration statement of Howtek on Form S-4 (No. 333-86454) filed with the Securities and Exchange Commission with respect to the Howtek Common Stock to be issued to the shareholders of ISSI in connection with the Merger (the "Registration Statement") and the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus");

3. The representations made to us by Howtek in respect of Howtek and Merger Sub in the letter of Howtek to us dated _______ ___, 2002 (the "Howtek Tax Certificate");

4. The representations made to us by ISSI in its letter to us dated _________ ____, 2002 (the "ISSI Tax Certificate"); and


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5.      Such other instruments and documents related to the formation, organization and operation of Howtek, Merger Sub and ISSI and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party's obligation to effect the Merger, (ii) original documents (including signatures) are authentic, (iii) documents submitted to us as copies conform to the original documents, (iv) there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents and (v) the Merger will be effective under applicable state law.

Furthermore, as to certain facts material to our opinion that we did not independently establish or verify, we have relied, with your permission, upon the accuracy of statements and representations of officers of Howtek and ISSI contained in the Howtek Tax Certificate and the ISSI Tax Certificate and have assumed, with your permission and without independent investigation, that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on the facts and assumptions specified herein and the statements, covenants, representations and warranties contained in the Documents, and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today's date, it is our opinion that:

        1) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code; and

        2) the discussion contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to ISSI's stockholders in the Merger.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time with retroactive effect. No assurances can be given as to the effect of any such change on our opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become inaccurate, please advise us so that we may consider the effect, if any, on our opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of ISSI and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "Material U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                                        Very truly yours,



                                        Morgan, Lewis & Bockius LLP